Collaborative Investment Series Trust 485BPOS

Exhibit 99(i)(i)

August 28, 2026

Collaborative Investment Series Trust

500 Damonte Ranch, Parkway Building 700, Unit 700

Reno, NV 89521

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 175 to the Registration Statement, File Nos. 333-221072 and 811-23306 (the “Registration Statement”), of Collaborative Investment Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 175 to the Registration Statement and we consent to all references to us in Post-Effective Amendment No. 175. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

3900 Key Center 127 Public Square Cleveland, Ohio 44114-1291	www.ThompsonHine.com O: 216.566.5500 F: 216.566.5800

EXHIBIT A

1.	Adaptive Core ETF
2.	Anydrus Advantage ETF
3.	Goose Hollow Tactical Allocation ETF
4.	Mindful Conservative ETF
5.	Mohr Company Nav ETF
6.	Mohr Sector Nav ETF
7.	Nelson Select ETF
8.	PL Growth and Income ETF
9.	Rareview Bloomberg Commodity Index ETF
10.	Rareview Dynamic Fixed Income ETF
11.	Rareview Government Money Market ETF
12.	Rareview Systematic Equity ETF
13.	Rareview Tax Advantage Income ETF
14.	Rareview Total Return Bond ETF
15.	Rareview 2X Bull Cryptocurrency & Precious Metals ETF
16.	The SPAC and New Issue ETF